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EXHIBIT 99

Investor Release
FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
02/12/03	Investors:	Mary Healy, 630-623-6429
	Media:	Walt Riker, 630-623-7318

McDONALD'S REPORTS SUPPLEMENTARY 2002 FINANCIAL DATA AND JANUARY 2003 SALES

OAK BROOK, IL—McDonald's Corporation today announced 2002 financial information which supplements the operating results released on January 23, 2003, and announced January 2003 Systemwide sales1.

  •
  Cash generated from operations totaled $2.9 billion in 2002, exceeding capital expenditures of $2.0 billion. The Company's substantial cash flow from operations was used to build and reinvest in restaurants, pay dividends and repurchase shares. The Company purchased $687 million of McDonald's stock in 2002 and paid dividends of $297 million.

  •
  At December 31, 2002, total assets were $24.0 billion, total shareholders' equity was $10.3 billion and total debt was $10.0 billion.

  •
  Depreciation and amortization totaled $1.1 billion in 2002.

  •
  At December 31, 2002, there were 1.268 billion common shares outstanding.

        Jim Cantalupo, Chairman and Chief Executive Officer, said, "Consistent with our objective of providing investors timely information on McDonald's operating performance, beginning today, we will release total and comparable sales on a monthly basis. We will continue to discuss the factors behind these trends quarterly in conjunction with the release of our earnings."

(1)
Systemwide sales include sales by all restaurants, whether operated by the Company, by franchisees or by affiliates operating under joint venture agreements. Management believes that Systemwide sales information is useful in analyzing the Company's revenues because franchisees and affiliates pay rent, service fees and/or royalties that generally are based on a percent of sales with specified minimum payments, along with initial fees.

        McDonald's total Systemwide sales in January 2003 were $3.3 billion, a 5% increase over January 2002. Brand McDonald's comparable sales for the month declined 2.4%

	Systemwide Sales				Comparable Sales**
			Percent Increase/(Decrease)		Percent Increase/(Decrease)
Month ended January 31 Dollars in millions	2003	2002	As Reported	Constant Currency*	Constant Currency*
U.S.	$1,557.2	$1,521.7	2	n/a	(0.5)
Europe	889.8	757.9	17	—	(3.8)
APMEA***	580.5	550.8	5	(3)	(7.2)
Latin America	102.8	139.9	(27)	(5)	5.1
Canada	108.8	102.5	6	2	(2.7)

Brand McDonald's	$3,239.1	$3,072.8	5	—	(2.4)
Partner Brands	80.0	76.1	5	5	n/m

Total Systemwide sales	$3,319.1	$3,148.9	5	—	n/m

*
Information in constant currencies excludes the effect of foreign currency translation on reported results, except for hyperinflationary economies, whose functional currency is the U.S. Dollar. Constant currency results are calculated by translating the current year results at prior year monthly average exchange rates.

**
Comparable sales represent the change in sales from the same period in the prior year for restaurants in operation at least thirteen months.

***
Asia/Pacific/Middle East/Africa

n/a Not applicable

n/m Not meaningful

        McDonald's is the world's favorite place to eat, with more than 30,000 restaurants serving 46 million customers each day in more than 100 countries, generating more than $40 billion in annual Systemwide sales. Additional information about McDonald's is available at www.mcdonalds.com.

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